UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2020

BORGWARNER INC.
________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12162	13-3404508
State or other jurisdiction of	Commission File No.	(I.R.S. Employer
Incorporation or organization		Identification No.)

3850 Hamlin Road,	Auburn Hills,	Michigan	48326
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (248) 754-9200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	BWA	New York Stock Exchange
1.80% Senior Notes due 2022	BWA22	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 6, 2020, BorgWarner Inc. (the “Company”) appointed Daniel R. Etue to the position of Vice President & Controller, which includes serving as the Company’s principal accounting officer, effective on or about August 6, 2020, succeeding Thomas J. McGill. Mr. McGill will depart from the Company on or about August 7, 2020.
Mr. Etue, 47, has served as Vice President, Finance of Meritor, Inc. (“Meritor”), a commercial truck and industrial supplier, since June 2013, most recently as Vice President, Finance Operations and M&A. Prior to being a Vice President at Meritor, Mr. Etue held other roles of increasing responsibility, including Senior Director, Finance - Commercial Truck & Industrial and Corporate Accounting Research of Meritor from February 2013 until June 2013; Assistant Controller of Meritor from January 2009 until January 2013; Director, Financial Planning & Analysis of Meritor from 2007 to December 2008; and Director External Reporting of Meritor from October 2004 until 2007. Prior to joining Meritor, Mr. Etue worked in various roles at PricewaterhouseCoopers from 1995 to 2003.

In connection with his appointment, the Company entered into a letter agreement with Mr. Etue. The letter agreement provides that Mr. Etue will receive a base salary of $335,000 per year. The letter agreement also provides that he will be entitled to the following, all of which are consistent with the Company’s practices for his position: (a) eligibility for an annual cash bonus under the Company’s Management Incentive Plan with a target award opportunity equal to 50% of his base salary, pro-rated for 2020, (b) an annual perquisite allowance, (c) participation in the Company’s 2018 Stock Incentive Plan, starting with the 2020-2022 performance period (subject to Compensation Committee approval), and (d) participation in the Company’s welfare and retirement benefit plans, including the Retirement Savings Excess Plan, in accordance with the terms of such plans. In addition, to compensate Mr. Etue for certain forfeitures upon leaving his prior employer and as an inducement for him to join the Company, the Company will grant him 7,000 restricted shares vesting over the next two years and pay him a $67,000 cash bonus following the three-month anniversary of his hire date. The letter agreement also provides that Mr. Etue will receive 12 months’ base salary continuation as severance in the event that the Company terminates his employment without cause within eighteen months of his hire date, and further provides that Mr. Etue will receive an amount in cash representing pro-rata vesting of 4,000 restricted shares in the event that the Company terminates his employment without cause within twelve months of his hire date.
In connection with his departure, the Company will enter into a separation agreement with Mr. McGill. The terms of the agreement are expected to provide Mr. McGill with a lump sum payment of $430,000, continued participation in the 2020 Management Incentive Plan on a prorated basis, retention of the performance share award opportunity granted to him under the 2018-2020 performance share cycle, retention of the restricted shares granted to him on February 6, 2018 the restrictions on which will lapse on February 28, 2021, and payment of health care premiums required under COBRA for a 12-month period.

Item 9.01	Financial Statements and Exhibits.

(d)     Exhibits. The following exhibits are being furnished as part of this Report.

Exhibit Number	Description

104.1	The cover page from this Current Report on Form 8-K, formatted as Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BorgWarner Inc.

Date: July 10, 2020	By:	/s/ Tonit M. Calaway
Name: Tonit M. Calaway
Title: Executive Vice President and Secretary